Exhibit 99.1

Veoneer order book, new order intake and sales estimate update
Stockholm, Sweden, January 3, 2020: Veoneer, Inc. (NYSE: VNE and SSE: VNE SDB), estimates its current total order book value to be approximately $19 billion, in line with the estimate of more than $19 billion from the end of 2018, pointing to strong sales growth ahead. Lifetime value of the new order intake for the full year 2019 is estimated at approximately $2.5 billion, corresponding to an average annual new order intake value of around $550 million, of which around 70% is for Active Safety orders. The lower than expected figure is mainly due to delayed timing of orders, first indicated in Veoneer’s earnings release for the third quarter 2019.
The total order book value of approximately $19 billion is in line with the estimate from the end of 2018, despite an average decline in the expectations for light vehicle production until 2025 of approximately 9%, compared to the expectations from one year ago. Similar to last year around 80% of the order book is for the Electronics business segment (Active Safety and Restraint Control Systems).  The total order book value is calculated as the total expected sales value of all current orders.
Given the continued strong order book, Veoneer estimates its core Active Safety and Restraint Control Systems sales to grow to approximately $2.5 billion by 2022, a compound annual growth rate (CAGR) of approximately 19%, an outperformance of the currently expected light vehicle production by more than 15%. Including its Brake Control Systems business, currently under strategic review, sales are expected to be approximately $3.3 billion and an estimated CAGR of 20%. This compares to last 12 months net sales as of September 30, 2019 of the core business of $1.604 billion and total net sales (including the Brake Control Systems business) of $1.982 billion.
Veoneer expects to return to organic sales growth in 2020. Based on the timing of new vehicle launches, the growth is expected to be focused in the second half of the year. The Company intends to share further information regarding 2020 organic sales and estimated new order intake in its earnings release for the fourth quarter 2019, scheduled to be issued on February 5, 2020.
This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 08:30 CET on Friday January 3, 2020.
Non-U.S. GAAP Financial Measure
In this release we refer to organic sales growth, a forward-looking non-U.S. GAAP financial measure.  For additional information on organic sales and organic sales growth, see Veoneer’s filings with the Securities and Exchange Commission.
Definitions:
Order Book - Estimated total future sales attributable to documented new business awarded, based on estimated product volumes and pricing and exchange rates.
Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates.
Lifetime Order Value - Estimated total lifetime sales attributable to documented new business awarded based on estimated product volumes and pricing, and exchange rates.
For more information please contact:
Thomas Jönsson, EVP Communications & IR, tel +46 (0)8 527 762 27
thomas.jonsson@veoneer.com
Ray Pekar, VP Investor Relations, tel +1 (248) 794-4537
ray.pekar@veoneer.com

Veoneer designs and manufactures products and solutions for active safety, autonomous driving, occupant protection and brake control. Our purpose is to create trust in mobility. Veoneer is a technology company that is building on a heritage of close to 70 years of automotive safety development. Veoneer and its joint-ventures has 9,100 employees in 13 countries. Headquartered in Stockholm, Sweden, Veoneer is listed on the New York Stock Exchange and on Nasdaq Stockholm.

Exhibit 99.1

Safe Harbor Statement: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical data, estimates of future sales (including estimates related to order intake and order book), or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.
New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; the ability of the Company to achieve the intended benefits from its separation from its former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; our ability to secure financing to meet future capital needs; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our taxes; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in our quarterly report and the disclosures made in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 23, 2019.
For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.